The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-293684 and 333-293684-01

Subject to Completion. Dated August 26, 2026.

Pricing Supplement to the Prospectus and Prospectus Supplement, each dated April 17, 2026, the Underlying Supplement No. 1-I dated April 17, 2026 and the Product Supplement No. 3-I dated April 17, 2026

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Capped Enhanced Participation Basket-Linked Notes due 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (April 5, 2029, subject to adjustment) is based on the performance of an unequally weighted basket (which we refer to as the basket) consisting of the EURO STOXX 50® Index (40.00% initial weight), the TOPIX® Index (25.00% initial weight), the FTSE® 100 Index (17.00% initial weight), the Swiss Market Index (11.00% initial weight) and the S&P/ASX 200 Index (7.00% initial weight) as measured from and including the trade date (on or about September 3, 2026) to and including the determination date (April 3, 2029, subject to adjustment). The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the closing level on the determination date divided by the initial basket underlier level (set on the trade date) multiplied by (ii) the applicable initial weighted value for such basket underlier. If the final basket level on the determination date is greater than the initial basket level (set on the trade date), the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,482.20 and $1,565.80 for each $1,000 principal amount note). If the basket declines from the initial basket level to the final basket level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 principal amount note, you will receive an amount in cash equal to:

•	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2.00 times (c) the basket return, subject to the maximum settlement amount; or
•	if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return. You will receive less than $1,000 if the final basket level is less than the initial basket level.

A decrease in the level of one or more basket underliers may offset increases in the levels of the other basket underliers. Due to the unequal weightings of the basket underliers, the performances of the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index will have a significantly larger impact on your return on the notes than the performance of the Swiss Market Index or the S&P/ASX 200 Index.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page S-2 of the accompanying prospectus supplement, “Risk Factors” on page PS-12 of the accompanying product supplement and “Selected Risk Factors” on page PS-16 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

The estimated value of the notes, when the terms of the notes are set, will be provided in the final pricing supplement and is expected to be between $955.40 and $965.40 per $1,000 principal amount note. See “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement for additional information about the estimated value of the notes and “Summary Information — Secondary Market Prices of the Notes” on page PS-9 of this pricing supplement for information about secondary market prices of the notes.

Original issue date (settlement date): on or about September 9, 2026

Original issue price: 100.00% of the principal amount

Underwriting commission/discount: up to 2.59% of the principal amount*

Net proceeds to the issuer:          % of the principal amount

See “Summary Information — Supplemental Use of Proceeds” on page PS-9 of this pricing supplement for information about the components of the original issue price of the notes.

*J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to an unaffiliated dealer. In no event will these selling commissions exceed 2.59% of the principal amount. See “Plan of Distribution (Conflicts of Interest)” on page PS-85 of the accompanying product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing Supplement dated September          , 2026

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 3-I dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

●	Underlying supplement no. 1-I dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf

●	Prospectus supplement and prospectus, each dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket underliers and initial weights:

Basket Underlier	Basket Underlier Sponsor	Bloomberg Ticker Symbol	Initial Weight
EURO STOXX 50® Index	STOXX Limited	SX5E <Index>	40.00%
TOPIX® Index	JPX Market Innovation & Research, Inc.	TPX <Index>	25.00%
FTSE® 100 Index	FTSE Russell	UKX <Index>	17.00%
Swiss Market Index	SIX Swiss Exchange Ltd.	SMI <Index>	11.00%
S&P/ASX 200 Index	S&P Dow Jones Indices LLC	AS51 <Index>	7.00%
PS-3

The accompanying product supplement refers to each basket underlier as an “Underlying.”

Principal amount: each note will have a principal amount of $1,000; $          in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Selected Risk Factors — Risks Relating to the Notes Generally — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-17 of this pricing supplement.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;
•	if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return; or
•	if the final basket level is equal to or less than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return. You will receive less than $1,000 if the final basket level is less than the initial basket level.

Initial basket level: Set equal to 100 on the trade date

Initial weighted value: the initial weighted value for each of the basket underliers will equal the product of the initial weight of that basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
EURO STOXX 50® Index	40.00%
TOPIX® Index	25.00%
FTSE® 100 Index	17.00%
Swiss Market Index	11.00%
S&P/ASX 200 Index	7.00%

Initial basket underlier level (to be set on the trade date and will be the closing level of the applicable basket underlier on the trade date): with respect to each basket underlier, the closing level of the basket underlier on the trade date

Final basket level: the basket closing level on the determination date

Basket closing level: the basket closing level on any relevant day will be the sum of the products of (i) the closing level of each basket underlier on that day divided by the initial basket underlier level of that basket underlier and (ii) the initial weighted value of that basket underlier.

PS-4

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Upside participation rate: 2.00

Cap level (to be provided in the final pricing supplement): expected to be between 124.11% and 128.29% of the initial basket level

Maximum settlement amount (to be provided in the final pricing supplement): expected to be between $1,482.20 and $1,565.80

Trade date: on or about September 3, 2026

Original issue date (settlement date): on or about September 9, 2026

Determination date: April 3, 2029, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” on page PS-52 of the accompanying product supplement

Stated maturity date: April 5, 2029, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-50 of the accompanying product supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.

Closing level: as described under “The Underlyings — Indices — Level of an Index” on page PS-73 of the accompanying product supplement

Business day: as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-50 of the accompanying product supplement

Scheduled trading day: notwithstanding anything to the contrary under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-54 of the accompanying product supplement, for the purposes of the notes offered by this pricing supplement, a “scheduled trading day” means, (a) with respect to the EURO STOXX 50® Index or any relevant successor index (as defined in the accompanying product supplement), a day, as determined by the calculation agent, on which (i) the Index Sponsor (as defined in the accompanying product supplement) of the EURO STOXX 50® Index or that successor index, as applicable, is scheduled to publish the closing level of the EURO STOXX 50® Index or that successor index, as applicable, and (ii) each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the EURO STOXX 50® Index or that successor index, as applicable, is scheduled to be open for trading for its regular trading session; or (b) with respect to each of the other basket underliers or any relevant successor index, a day, as determined by the calculation agent, on which each of the following exchanges or quotation systems is scheduled to be open for its regular trading session: (i) the relevant exchange (as defined in the accompanying product supplement) for that basket underlier or successor index, as applicable, and (ii) each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to that basket underlier or successor index, as applicable.

Disrupted day: notwithstanding anything to the contrary under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-54 of the

PS-5

accompanying product supplement, for the purposes of the notes offered by this pricing supplement, a “disrupted day” means, (a) with respect to the EURO STOXX 50® Index or any relevant successor index, (i) a day that is not a scheduled trading day or (ii) a scheduled trading day on which (1) the closing level of the EURO STOXX 50® Index or that successor index, as applicable, is not calculated and published by the Index Sponsor of the EURO STOXX 50® Index or that successor index, as applicable, (2) any exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the EURO STOXX 50® Index or that successor index, as applicable, fails to open for trading during its regular trading session or (3) a market disruption event has occurred, or (b) with respect to each of the other basket underliers or any relevant successor index, (i) a day that is not a scheduled trading day or (ii) a scheduled trading day on which (1) any of the following exchanges or quotation systems fails to open for trading during its regular trading session: (x) the relevant exchange for that basket underlier or successor index, as applicable, and (y) each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to that basket underlier or successor index, as applicable, or (2) a market disruption event has occurred.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement, as supplemented by “— Supplemental Use of Proceeds” below

Tax treatment: You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the accompanying prospectus supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not

PS-6

binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-87 of the accompanying product supplement

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-85 of the accompanying product supplement; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $          . We expect to agree to sell to JPMS, and JPMS expects to agree to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement. JPMS proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to an unaffiliated dealer at that price and to pay that dealer a selling commission not in excess of 2.59% of the principal amount.

Conflicts of interest: JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and we are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offering of the notes will comply with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated agent of ours may make sales in the offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

Calculation agent: JPMS

CUSIP no.: 46661MJ47

ISIN no.: US46661MJ472

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PS-7

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement:

(a) any reference to “calculating the closing level of that Index last in effect prior to the commencement of the market disruption event (or prior to the non-trading day)” under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement will be deemed to refer to “calculating the closing level of that Index last in effect prior to the commencement of the initial Disrupted Day”; and

(b) all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	basket underlier
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined in the accompanying product supplement: basket return, initial basket level, initial basket underlier level, final basket level, initial weight, upside participation rate, maximum settlement amount and cap level. Accordingly, please refer to “Key Terms” on page PS-3 of this pricing supplement for the definitions of these terms.

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement do not apply to the notes.

The Estimated Value of the Notes

The estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” on page PS-19 of this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-19 of this pricing supplement.

PS-8

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and the unaffiliated dealer, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes, if any, may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. A fee will also be paid to iCapital Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes” on page PS-19 of this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-20 of this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the trade date through December 3, 2026. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-19 of this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples” on page PS-10 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Basket Underliers” on page PS-22 of this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and the unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

PS-9

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the basket closing level will be on any day throughout the term of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and our and JPMorgan Chase & Co.’s creditworthiness. In addition, the estimated value of the notes will be less than the original issue price. For more information on the estimated value of the notes, see “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upside participation rate	2.00
Cap level	124.11% of the initial basket level
Maximum settlement amount	$1,482.20

The originally scheduled determination date is not a disrupted day with respect to any basket underlier.

During the term of the notes, each basket underlier is not discontinued, the method of calculating each basket underlier does not change in any material respect and each basket underlier is not modified so that its level does not, in the opinion of the calculation agent, fairly represent the level of that basket underlier had those modifications not been made

Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial basket underlier levels that will serve as the baselines for determining the basket return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial basket underlier level of each basket underlier may differ substantially from that basket underlier level prior to the trade date.

For these reasons, the actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

PS-10

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	148.220%
140.000%	148.220%
130.000%	148.220%
124.110%	148.220%
120.000%	140.000%
110.000%	120.000%
105.000%	110.000%
102.500%	105.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment that we would deliver on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 150.000% of the initial basket level, the payment that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the principal amount), or 148.220% of each $1,000 principal amount note, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 124.110% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 124.110% (the section right of the 124.110% marker on the horizontal axis) would result in a capped return on your investment.

PS-11

Note Performance
Basket Performance
Hypothetical Payment at Maturity as % of Principal Amount
Hypothetical Final Basket Level as a % of Initial Basket Level
148.220%
124.110%
0
50
100
150
200

The following examples illustrate the hypothetical payment at maturity on each $1,000 principal amount note based on hypothetical initial basket underlier levels, each of which we refer to as an “initial level,” and closing levels of the basket underliers on the determination date, each of which we refer to as a “final level,” calculated based on the key terms and assumptions above. The hypothetical initial level for each basket underlier of 100.00 has been chosen for illustrative purposes only and may not represent a likely initial level for that basket underlier. For historical data regarding the actual historical levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers.” The levels in Column A represent the hypothetical initial levels for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the initial weighted values of each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the cap level. The payment at maturity will equal the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	150.00	150%	40.00	60.00
TOPIX® Index	100.00	150.00	150%	25.00	37.50
FTSE® 100 Index	100.00	150.00	150%	17.00	25.50
Swiss Market Index	100.00	150.00	150%	11.00	16.50
S&P/ASX 200 Index	100.00	150.00	150%	7.00	10.50
PS-12

Final Basket Level:	150.00
Basket Return:	50.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. However, because the hypothetical final basket level of 150.00 is greater than the cap level, the hypothetical payment at maturity will equal the maximum settlement amount of $1,482.20.

Example 2: The final basket level is greater than the initial basket level but less than the cap level. The payment at maturity exceeds the $1,000 principal amount but is less than the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	105.00	105%	40.00	42.00
TOPIX® Index	100.00	105.00	105%	25.00	26.25
FTSE® 100 Index	100.00	105.00	105%	17.00	17.85
Swiss Market Index	100.00	105.00	105%	11.00	11.55
S&P/ASX 200 Index	100.00	105.00	105%	7.00	7.35

Final Basket Level:	105.00
Basket Return:	5.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level of 105.00 exceeds the initial basket level but is less than the cap level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × 2.00 × 5.00%) = $1,100.00

Example 3: The final basket level is less than the initial basket level. The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	50.00	50%	40.00	20.00
TOPIX® Index	100.00	100.00	100%	25.00	25.00
FTSE® 100 Index	100.00	100.00	100%	17.00	17.00
Swiss Market Index	100.00	120.00	120%	11.00	13.20
S&P/ASX 200 Index	100.00	120.00	120%	7.00	8.40

Final Basket Level:	83.60
Basket Return:	-16.40%

In this example, the hypothetical final level of the EURO STOXX 50® Index is less than its hypothetical initial level, while the hypothetical final levels of the TOPIX® Index and the FTSE® 100 Index are equal to their applicable hypothetical initial levels and the hypothetical final levels of the Swiss Market Index and S&P/ASX 200 Index are greater than their applicable hypothetical initial levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the initial basket

PS-13

level, even though the TOPIX® Index and the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Because the hypothetical final basket level of 83.60 is less than the initial basket level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × -16.40%) = $836.00

Example 4: The final basket level is less than the initial basket level. The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	150.00	150%	40.00	60.00
TOPIX® Index	100.00	25.00	25%	25.00	6.25
FTSE® 100 Index	100.00	25.00	25%	17.00	4.25
Swiss Market Index	100.00	25.00	25%	11.00	2.75
S&P/ASX 200 Index	100.00	25.00	25%	7.00	1.75

Final Basket Level:	75.00
Basket Return:	-25.00%

In this example, although the hypothetical final level for one of the basket underliers is greater than its applicable hypothetical initial level, the hypothetical final levels of the other basket underliers decrease significantly from their hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level. Because the hypothetical final basket level of 75.00 is less than the initial basket level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × -25.00%) = $750.00

The payments at maturity shown above are entirely hypothetical; they are based on closing levels for the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-20 of this pricing supplement.

The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

PS-14

We cannot predict the actual final basket level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial basket underlier level of each basket underlier, cap level and maximum settlement amount we will provide in the final pricing supplement and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

PS-15

Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks underlying the basket underliers that compose the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to the Notes Generally

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. Your investment will be exposed to loss if the final basket level is less than the initial basket level. For every 1% that the final basket level is less than the initial basket level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you could lose some or all of your initial investment at maturity. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount

If the final basket level is greater than the initial basket level, for each $1,000 principal amount note, you will receive at maturity a payment that will not exceed the maximum settlement amount, regardless of the appreciation in the basket, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the basket underliers. The maximum settlement amount will be provided in the final pricing supplement and is expected to be between $1,482.20 and $1,565.80.

The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets

As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan

PS-16

Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-basket-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlier stocks would have.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the cap level will permit only a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

Correlation (or Lack of Correlation) of the Basket Underliers

The notes are linked to an unequally weighted basket. Performances of the basket underliers may or may not be correlated with each other. At a time when the values of one or more of the basket underliers increases, the values of the other basket underliers may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the value of one or more of the basket underliers may be moderated, or more than offset, by the lesser increases or declines in the values of other basket underliers. Further, because the basket underliers are unequally weighted, increases in the values of the lower-weighted basket underliers may be offset by even smaller decreases in values of the more heavily weighted basket underliers. In addition, high correlation of movements in the basket underliers during periods of negative returns among the basket underliers could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the final basket level will be higher than the initial basket level.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

PS-17

The Final Terms and Valuation of the Notes Will Be Provided in the Final Pricing Supplement

The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the final pricing supplement. In particular, each of the estimated value of the notes, the cap level and the maximum settlement amount will be provided in the final pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement or under “Summary Information — Key Terms,” as applicable. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes, the cap level and the maximum settlement amount.

The Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms — Tax treatment” in this pricing supplement and in “United States Federal Taxation” in the accompanying prospectus supplement. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” on page PS-17 of the accompanying product supplement for additional information about these risks.

PS-18

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement.

The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement.

The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement.

The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Summary Information — Secondary Market Prices of the Notes” on page PS-9 of this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

PS-19

Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” on page PS-17 of this pricing supplement.

Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the basket underliers, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the basket underliers;
•	the time to maturity of the notes;
•	the dividend rates on the underlier stocks;
•	the actual or expected positive or negative correlation between the basket underliers, or the absence of any such correlation;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the underlier stocks of the basket underliers are traded and the correlation between those rates and the closing levels of the basket underliers; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

PS-20

Risks Relating to the Basket Underliers

The Notes Do Not Provide Direct Exposure to Fluctuations in Foreign Exchange Rates

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the underlier stocks are based, although any currency fluctuations could affect the performance of the basket underliers. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

The Notes Are Subject to Risks Associated with Securities Issued by Non-U.S. Companies

The underlier stocks that compose the basket underliers have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

PS-21

THE BAsKET AND the BASKET UnderlierS

The Basket

The basket is an unequally weighted basket composed of five indices with the initial weights within the basket set forth in the table below:

Basket Underlier Information as of August 24, 2026
Basket Underlier	Bloomberg Ticker Symbol	Initial Weight in Basket	Basket Underlier Closing Level
EURO STOXX 50® Index	SX5E	40.00%	6,447.98
TOPIX® Index	TPX	25.00%	4,073.29
FTSE® 100 Index	UKX	17.00%	10,854.32
Swiss Market Index	SMI	11.00%	14,447.19
S&P/ASX 200 Index	AS51	7.00%	9,103.073

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index composed of 50 of the largest stocks in terms of free-float market capitalization traded on the major exchanges of 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The STOXX Benchmark Indices” on page US-79 of the accompanying underlying supplement.

In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top ten constituents and their weightings, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

The TOPIX® Index

The TOPIX® Index, also known as the Tokyo Stock Price Index, is a free float-adjusted market capitalization-weighted index of common stocks listed on the Tokyo Stock Exchange, Inc. covering an extensive portion of the Japanese stock market. For additional information about the TOPIX® Index, see the information set forth under “Equity Index Descriptions — The TOPIX® Index” on page US-100 of the accompanying underlying supplement.

In addition, information about the TOPIX® Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

The FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the 100 largest U.K. companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For

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additional information about the FTSE® 100 Index, see the information set forth under “Equity Index Descriptions — The FTSE® 100 Index” on page US-8 of the accompanying underlying supplement.

In addition, information about the FTSE® 100 Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top five constituents and their weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

The Swiss Market Index

The Swiss Market Index (“SMI®”) is a free float-adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see the information set forth under “Equity Index Descriptions — The Swiss Market Index” on page US-96 of the accompanying underlying supplement.

In addition, information about the Swiss Market Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top ten constituents and their weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

The S&P/ASX 200 Index

The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market, and it is recognized as an investable benchmark in Australia. The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. For additional information about the S&P/ASX 200 Index, see the information set forth under “Equity Index Descriptions — The S&P/ASX 200 Index” on page US-41 of the accompanying underlying supplement.

In addition, information about the S&P/ASX 200 Index may be obtained from other sources including, but not limited to, that basket underlier sponsor’s website (including information regarding that basket underlier’s (i) top ten constituents, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding that basket underlier is accurate or complete.

Historical Basket Levels

You should not take the historical levels of the basket or the basket underliers as an indication of the future performance of the basket or the basket underliers, respectively. We cannot give you any assurance that the future performance of the basket, basket underliers or the underlier stocks will result in a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. The actual performance of the basket or the basket underliers over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The following graph is based on the basket closing levels for the period from January 4, 2021 through August 24, 2026, assuming that the basket closing level was 100 on January 4, 2021.  We derived the basket closing levels based on the method of calculating the basket closing level as described in this

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pricing supplement and on the closing levels of the relevant basket underliers on the relevant dates.  We obtained the closing levels reflected in the graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The basket closing level has been normalized such that its hypothetical level on January 4, 2021 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date.  The basket closing level can increase or decrease due to changes in the levels of the basket underliers. The graph below is for illustrative purposes only.

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Historical Closing Levels of the Basket Underliers

The respective closing levels of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the basket underliers during any period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the term of your notes.

The graphs below show the closing levels of the basket underliers on each day from January 4, 2021 through August 24, 2026. We obtained the closing levels above and in the graphs below from Bloomberg, without independent verification.

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